NORTHSTAR REALTY FINANCE ENTERS INTO DEFINITIVE
AGREEMENT TO ACQUIRE REAL ESTATE PORTFOLIO

NEW YORK, NY, March 1, 2007 -- NorthStar Realty Finance (NYSE: NRF) today announced that a joint venture among affiliates of NorthStar, Goldman, Sachs & Co. and a well regarded publicly traded real estate finance company entered into a Purchase and Sale Agreement to acquire a diversified portfolio of multi-family properties from a leading developer and operator of long-term incentive tax credit properties. Each of the joint venture partners will equally share in the approximately $525 million purchase price, inclusive of estimated fees and expenses, and the total transaction value, including assumed debt, will be approximately $1.9 billion. The assets to be acquired consist of notes, general partnership interests and incentive fees relating to the underlying multi-family properties. The transaction, which is subject to a 120 day due diligence period and obtaining limited partner, lender and other consents, is expected to be completed in the third or fourth quarter of 2007.

David T. Hamamoto, NorthStar’s president and chief executive officer commented, “We are pleased to have partnered with two very well regarded investment and finance companies to have the opportunity to acquire a diverse portfolio of financial and real estate assets that we believe will generate an attractive and stable income stream for our stockholders over an anticipated 15-year hold period. This deal illustrates the opportunities available to investors who are able to work through complicated structures to generate compelling and off-market investments. We believe that this investment, if completed, will be at a substantial discount to the estimated replacement cost of the underlying assets and that our expected yield relative to our basis in the assets would be extremely difficult to replicate on a long-term basis in today’s market.”

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that originates and invests in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit http://www.nrfc.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, among others, statements regarding the completion of the acquisition and related statements about income stream, hold period, discount and yield and are indicated by words or phrases such as “believes”, “expects”, “estimates”, “anticipates”, and similar expressions. Forward-looking statements are only not guarantees of performance. They are based on beliefs and assumptions of our management, which in turn are based on currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. Many of these factors are beyond our ability to control or predict. Such risks and uncertainties include completion of the proposed transaction, which is subject to numerous conditions including due diligence and required approvals. There can be no assurance that the proposed transaction will be completed or, if completed, will be on the terms described above. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise. We are also subject to other risks, including those described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, which are specifically incorporated by reference into this press release. Readers are cautioned not to place undue reliance on these forward looking statements.